Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus
Supplement dated January 18, 2006
Registration No. 333-131072
January 18, 2006
$150,000,000 6.75% Senior Notes due 2014

Final Terms and Details of the Issue

Issuer:	Corrections Corporation of America

Principal Amount:	$150,000,000

Title of Securities:	6.75% Senior Notes due 2014

Final Maturity Date:	January 31, 2014

Public Offering Price:	100.00%

Gross Proceeds:	$150,000,000

Underwriting Commissions:	1.50% ($2,250,000)

Net Proceeds to Issuer before expenses:	98.50% ($147,750,000)

Coupon:	6.75%

Yield:	6.75%

Interest Payment Dates:	January 31 and July 31

Record Dates:	January 15 and July 15

First Interest Payment Date:	July 31, 2006

Equity Clawback:	At any time prior to January 31, 2009 at a redemption price of 106.75%

Optional Redemption:	Commencing on or after January 31, 2010, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

	Year	Price
	2010	103.3750%
	2011	101.6875%
	2012 and thereafter	100.0000%

Trade Date:	January 18, 2006

Settlement Date:	January 23, 2006

Form of Offering:	SEC Registered (Registration Statement No. 333-131072)

Book Runners:	Banc of America Securities LLC; Lehman Brothers Inc.; Wachovia Capital Markets, LLC

Co-Managers:	J.P. Morgan Securities Inc.; Avondale Partners, LLC; Jefferies & Company, Inc.; HSBC Securities (USA) Inc.; SunTrust Capital Markets Inc.; BB&T Capital Markets, a division of Scott & Stringfellow, Inc.; First Analysis Securities Corporation

Allocation:		Aggregate Principal Amount of Notes to be
		Purchased

	Banc of America Securities LLC	$31,500,000
	Lehman Brothers Inc.	31,500,000
	Wachovia Capital Markets, LLC	31,500,000
	J.P. Morgan Securities Inc.	15,000,000
	Avondale Partners, LLC	7,500,000
	Jefferies & Company, Inc.	7,500,000
	HSBC Securities (USA) Inc.	6,750,000
	SunTrust Capital Markets, Inc.	6,750,000
	BB&T Capital Markets, a division of
	Scott & Stringfellow, Inc.	6,000,000
	First Analysis Securities Corporation	6,000,000

		$150,000,000

CUSIP:	22025Y AJ 9

ISIN:	US22025YAJ91

Listing:	None
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.